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As filed with the Securities and Exchange Commission on February 7, 2007

Registration No. 333-138622

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 6
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ACCURAY INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3841 (Primary Standard Industrial Classification Code Number)	20-8370041 (I.R.S. Employer Identification Number)

1310 Chesapeake Terrace, Sunnyvale, California 94089
(408) 716-4600
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Euan S. Thomson, Ph.D.
Chief Executive Officer
Accuray Incorporated
1310 Chesapeake Terrace
Sunnyvale, California 94089
(408) 716-4600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Michael W. Hall, Esq. Laura I. Bushnell, Esq. Jean-Marc Corredor, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600	Mario M. Rosati, Esq. Mark L. Reinstra, Esq. Gavin T. McCraley, Esq. Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300

        Approximate date of commencement of the proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 Explanatory Note

        The purpose of this Amendment No. 6 to the Registration Statement on Form S-1 (File No. 333-138622) is to file Exhibit 2.1 and to re-file Exhibits 5.1, 5.2, 10.20, 10.49, and 23.2, and to update disclosures in Part II to this Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the Securities and Exchange Commission registration fee and the NASD filing fee. All the expenses below will be paid by the Registrant.

Item	Amount
Securities and Exchange Commission Registration fee	$29,533
NASD filing fee	23,500
NASDAQ Global Market listing fee	150,000
Legal fees and expenses	1,160,000
Accounting fees and expenses	1,150,000
Printing and engraving expenses	240,000
Transfer Agent and Registrar fees	15,000
Blue Sky fees and expenses	10,000
Miscellaneous Fees and Expenses	21,967

Total	$2,800,000

Item 14.    Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended. Our certificate of incorporation to be in effect upon the completion of this offering provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our bylaws to be in effect upon the completion of this offering provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, we have entered into indemnification agreements with our directors, officers and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Reference is also made to Section 9(c) of the underwriting agreement to be filed as Exhibit 1.1 hereto, which provides for indemnification by the underwriter of our officers and directors against certain liabilities. Reference is also made to the offer letter with Eric P. Lindquist filed as Exhibit 10.12 hereto, which provides for indemnification by the Registrant of

Mr. Lindquist in the event a suit is filed against him in connection with his non-competition agreement with a former employer.

Item 15.    Recent Sales of Unregistered Securities

        From January 1, 2004 through the date of this registration statement, the Registrant has made sales of the following unregistered securities:

        1.     The Registrant sold an aggregate of 2,871,813 shares of common stock to employees, directors and consultants for consideration in the form of cash and forfeited shares in the aggregate amount of $2,020,116.85 upon the exercise of stock options and stock awards, 83,433 shares of which have been repurchased.

        2.     The Registrant granted stock options and stock awards to employees, directors and consultants under its 1998 Equity Incentive Plan covering an aggregate of 8,069,663 shares of common stock, with exercise prices ranging from $0.85 to $13.05 per share. Of these, options covering an aggregate of 1,725,776 were cancelled without being exercised.

        3.     The Registrant claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraphs (1) and (2) above under Section 4(2) of the Securities Act in that such sales and issuances did not involve a public offering or under Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

        4.     In January and May 2003, the Registrant issued 100,000 shares of its common stock to Randall Young, an investor, upon exercise of a warrant to purchase shares of its common stock for an aggregate exercise price of $50,000. In March 2004, the Registrant issued 2,280,000 shares of its common stock to Pacific Republic Capital upon exercise of a warrant to purchase shares of its common stock for an aggregate exercise price of $3,192,000. In March 2005, the Registrant issued 1,000,000 shares of its common stock to Pacific Republic Capital upon exercise of a warrant to purchase shares of its common stock for an aggregate exercise price of $1,400,000. In November 2005, the Registrant issued 16,666 shares of its common stock to the Thomas Fogarty Separate Property Trust upon exercise of a warrant to purchase shares of its common stock for an aggregate exercise price of $167,000.

        5.     The Registrant claimed exemption from registration under the Securities Act for the sale and issuance of securities in the transactions described in paragraph (4) by virtue of Section 4(2) and/or Regulation D promulgated thereunder as transactions not involving any public offering. All of the purchasers of unregistered securities for which the Registrant relied on Section 4(2) and/or Regulation D represented that they were accredited investors as defined under the Securities Act. The Registrant claimed such exemption on the basis that (a) the purchasers in each case represented that they intended to acquire the securities for investment only and not with a view to the distribution thereof and that they either received adequate information about the registrant or had access, through employment or other relationships, to such information and (b) appropriate legends were affixed to the stock certificates issued in such transactions.

Item 16.    Exhibits and Financial Statements

(a)   Exhibits

Exhibit No.		Description of Exhibit
1.1	**	Form of Underwriting Agreement.
2.1		Agreement and Plan of Merger of Accuray Incorporated, a Delaware Corporation, and Accuray Incorporated, a California Corporation, dated as of February 3, 2007.
3.1	**	Amended and Restated Certificate of Incorporation of Registrant.
3.2	**	Amended and Restated Certificate of Incorporation of Registrant, to be filed upon the completion of this offering.
3.3	**	Amended and Restated Bylaws of Registrant.
3.4	**	Amended and Restated Bylaws of Registrant, to be in effect upon the completion of this offering.
4.1	**	Common Stock Warrant dated August 9, 2002 by and between Registrant and Hazem Chehabi, M.D.
4.2	**
Investors' Rights Agreement dated October 30, 2006 by and between Registrant and purchasers of Series A Preferred Stock, Series A1 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and certain holders of common stock.
4.3	**	Form of Common Stock Certificate.
5.1		Form of Opinion of Latham & Watkins LLP.
5.2		Form of Opinion of Richards, Layton & Finger, P.A.
10.1	**
Industrial Complex Lease dated July 14, 2003 by and between Registrant and MP Caribbean, Inc., as amended by the First Amendment to Industrial Complex Lease effective as of December 9, 2004 and the Second Amendment to Industrial Complex Lease effective as of September 25, 2006.
10.2	**	Standard Industrial Lease effective as of June 30, 2005 by and between Registrant and The Realty Associates Fund III, L.P.
10.3	**	Accuray Incorporated 1993 Stock Option Plan and forms of agreements relating thereto.
10.4	**	Accuray Incorporated 1998 Equity Incentive Plan and forms of agreements relating thereto.
10.5	**	Accuray Incorporated 2007 Incentive Award Plan and forms of agreements relating thereto.
10.6	**	Accuray Incorporated 2007 Employee Stock Purchase Plan and forms of agreements relating thereto.
10.7	**	Form of Indemnification Agreement by and between Registrant and each of its directors and executive officers.
10.8	**	Employment Terms Letter dated November 10, 2006 by and between Registrant and Euan S. Thomson, Ph.D.
10.9	**	Employment Terms Letter dated November 10, 2006 by and between Registrant and Chris A. Raanes.

10.10	**	Employment Terms Letter dated November 10, 2006 by and between Registrant and Robert E. McNamara.
10.11	**	Offer Letter dated July 22, 2004 by and between Registrant and John W. Allison, Ph.D.
10.12	**	Employment Terms Letter dated November 10, 2006 by and between Registrant and Eric Lindquist.
10.13	**	Employment Terms Letter dated November 10, 2006 by and between Registrant and Wade Hampton.
10.14	**	Independent Contractor Agreement effective as of April 1, 2006 by and between Registrant and John R. Adler, as amended effective as of May 24, 2006.
10.15	**	Independent Contractor Agreement effective as of April 1, 2006 by and between the CyberKnife Society and John R. Adler, as amended effective as of October 3, 2006.
10.16	**	License Agreement effective as of December 12, 2004 by and between Registrant and American Science and Engineering, Inc.
10.17	**	Assignment & Assumption of License and Consent by Supplier effective as of January 10, 2005 by and among Registrant, American Science and Engineering, Inc., Yuri Batygin, and Anatoliy Zapreier.
10.18	†**	Nonexclusive End-User Software License Agreement dated September 9, 2005 by and between Registrant and The Regents of the University of California.
10.19	†**	License Agreement effective as of July 9, 1997 by and between Registrant and The Board of Trustees of the Leland Stanford Junior University.
10.20
Manufacturing License and Technology Transfer Agreement effective as of January 28, 1991 by and between Registrant and Schonberg Radiation Corporation, as amended on April 15, 1996 and November 11, 2002.
10.21	†**	Non-Exclusive System Partner Agreement effective as of September 23, 2005 by and between Registrant and KUKA Robotics Corporation.
10.22	†**	Consulting Agreement effective as of March 11, 2004 by and between Registrant and Forte Automation Systems, Inc.
10.23	†**	Amended and Restated International Distributor Agreement effective as of April 1, 2004 by and between Registrant and President Medical Technologies Co., Ltd. Inc.
10.24	†**	Commission Agreement effective as of August 10, 2006 by and between Registrant and President Medical Technologies Co., Ltd. Inc.
10.25	†**	Assignment Agreement effective as of December 29, 2004 by and between President Medical Technologies Co., Ltd. Inc. and Cowealth Medical Science & Biotechnology Incorporated.
10.26	†**	International Distributor Agreement dated January 21, 2004 by and between Registrant and Chiyoda Technol Corporation.
10.27	**	Form of Training Center Agreement.
10.28	**	Form International of Distributor Agreement.
10.29	**	Form of Sales Agent Agreement.
10.30	**	Form of CyberKnife G4 Purchase Agreement.

10.31	**	Form of Diamond Elite Service Agreement.
10.32	**	Form of Emerald Elite Service Agreement.
10.33	**	Form of Emerald Basic Service Agreement.
10.34	**	Form of International Ruby Elite Service Agreement.
10.35	**	Form of International Diamond Elite Service Agreement.
10.36	**	Form of International Emerald Elite Service Agreement.
10.37	**	Form of Platinum Elite Service Agreement.
10.38	**	Form of Silver Elite Service Agreement.
10.39	**	Form of International Platinum Elite Service Agreement.
10.40	**	Form of International Gold Elite Service Agreement.
10.41	**	Form of International Silver Elite Service Agreement.
10.42	**	Form of CyberKnife G4 Shared Ownership Agreement.
10.43	**	Form of CyberKnife G4 Placement Agreement.
10.44	**	Separation Agreement and Release effective as of April 14, 2006 by and between Registrant and John W. Allison, Ph.D.
10.45	†**	Asset Purchase Agreement effective as of December 12, 2004 by and between the Registrant and American Science and Engineering, Inc.
10.46	†**	Exclusive Manufacturing Agreement effective as of November 29, 2006 by and between the Registrant and Forte Automation Systems, Inc.
10.47	†**	Letter Agreement dated May 20, 2003 by and between the Registrant and Meditec Corporation.
10.48	†**	CyberKnife Transfer Agreement effective as of March 6, 2006 by and between the Registrant, Marubeni Corporation and Meditec Corporation.
10.49		Patent and Trademark License Agreement effective as of November 29, 2006 by and between the Registrant and Forte Automation Systems, Inc.
16.1	**	Letter from PricewaterhouseCoopers LLP.
21.1	**	List of subsidiaries.
23.1		Consent of Latham & Watkins LLP (included in Exhibit 5.1).
23.2	**	Consent of Grant Thornton LLP, independent registered public accounting firm.
23.3	**	Consent of Cogent Valuation.
23.4		Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.2).
24.1	**	Power of Attorney.

*
To be filed by amendment.

**
Previously filed.

†
Portions of the exhibit have been omitted pursuant to a request for confidential treatment. The omitted information has been filed seperately with the Securities and Exchange Commission.

(b)   Financial Statement Schedules

        None.

Item 17.    Undertakings

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted as to directors, officers and controlling persons of Accuray pursuant to the provisions described in Item 14, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Accuray of expenses incurred or paid by a director, officer or controlling person of Accuray in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Accuray pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes to provide the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        That for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        That for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

        (i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

        (ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

        (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

        (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

II-7

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, we have duly caused this Amendment No. 6 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the 7th day of February 2007.

ACCURAY INCORPORATED
By:	/s/ E. S. THOMSON Euan S. Thomson, Ph.D. President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 6 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ E. S. THOMSON Euan S. Thomson, Ph.D	President and Chief Executive Officer and Director (principal executive officer)	February 7, 2007
/s/ R. E. MCNAMARA Robert E. McNamara	Senior Vice President, Chief Financial Officer (principal financial and accounting officer)	February 7, 2007
* Wayne Wu	Chairman of the Board and Director	February 7, 2007
* John R. Adler, Jr., M.D.	Director	February 7, 2007
* Ted T. C. Tu	Director	February 7, 2007
* Robert S. Weiss	Director	February 7, 2007
* Li Yu	Director	February 7, 2007
*By:	/s/ E. S. THOMSON Euan S. Thomson Attorney-in-fact

EXHIBIT INDEX

Exhibit No.		Description of Exhibit
1.1	**	Form of Underwriting Agreement.
2.1		Agreement and Plan of Merger of Accuray Incorporated, a Delaware Corporation, and Accuray Incorporated, a California Corporation, dated as of February 3, 2007.
3.1	**	Amended and Restated Certificate of Incorporation of Registrant.
3.2	**	Amended and Restated Certificate of Incorporation of Registrant, to be filed upon the completion of this offering.
3.3	**	Amended and Restated Bylaws of Registrant.
3.4	**	Amended and Restated Bylaws of Registrant, to be in effect upon the completion of this offering.
4.1	**	Common Stock Warrant dated August 9, 2002 by and between Registrant and Hazem Chehabi, M.D.
4.2	**
Investors' Rights Agreement dated October 30, 2006 by and between Registrant and purchasers of Series A Preferred Stock, Series A1 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and certain holders of common stock.
4.3	**	Form of Common Stock Certificate.
5.1		Form of Opinion of Latham & Watkins LLP.
5.2		Form of Opinion of Richards, Layton & Finger, P.A.
10.1	**
Industrial Complex Lease dated July 14, 2003 by and between Registrant and MP Caribbean, Inc., as amended by the First Amendment to Industrial Complex Lease effective as of December 9, 2004 and the Second Amendment to Industrial Complex Lease effective as of September 25, 2006.
10.2	**	Standard Industrial Lease effective as of June 30, 2005 by and between Registrant and The Realty Associates Fund III, L.P.
10.3	**	Accuray Incorporated 1993 Stock Option Plan and forms of agreements relating thereto.
10.4	**	Accuray Incorporated 1998 Equity Incentive Plan and forms of agreements relating thereto.
10.5	**	Accuray Incorporated 2007 Incentive Award Plan and forms of agreements relating thereto.
10.6	**	Accuray Incorporated 2007 Employee Stock Purchase Plan and forms of agreements relating thereto.
10.7	**	Form of Indemnification Agreement by and between Registrant and each of its directors and executive officers.
10.8	**	Employment Terms Letter dated November 10, 2006 by and between Registrant and Euan S. Thomson, Ph.D.
10.9	**	Employment Terms Letter dated November 10, 2006 by and between Registrant and Chris A. Raanes.
10.10	**	Employment Terms Letter dated November 10, 2006 by and between Registrant and Robert E. McNamara.
10.11	**	Offer Letter dated July 22, 2004 by and between Registrant and John W. Allison, Ph.D.

10.12	**	Employment Terms Letter dated November 10, 2006 by and between Registrant and Eric Lindquist.
10.13	**	Employment Terms Letter dated November 10, 2006 by and between Registrant and Wade Hampton.
10.14	**	Independent Contractor Agreement effective as of April 1, 2006 by and between Registrant and John R. Adler, as amended effective as of May 24, 2006.
10.15	**	Independent Contractor Agreement effective as of April 1, 2006 by and between the CyberKnife Society and John R. Adler, as amended effective as of October 3, 2006.
10.16	**	License Agreement effective as of December 12, 2004 by and between Registrant and American Science and Engineering, Inc.
10.17	**	Assignment & Assumption of License and Consent by Supplier effective as of January 10, 2005 by and among Registrant, American Science and Engineering, Inc., Yuri Batygin, and Anatoliy Zapreier.
10.18	†**	Nonexclusive End-User Software License Agreement dated September 9, 2005 by and between Registrant and The Regents of the University of California.
10.19	†**	License Agreement effective as of July 9, 1997 by and between Registrant and The Board of Trustees of the Leland Stanford Junior University.
10.20
Manufacturing License and Technology Transfer Agreement effective as of January 28, 1991 by and between Registrant and Schonberg Radiation Corporation, as amended on April 15, 1996 and November 11, 2002.
10.21	†**	Non-Exclusive System Partner Agreement effective as of September 23, 2005 by and between Registrant and KUKA Robotics Corporation.
10.22	†**	Consulting Agreement effective as of March 11, 2004 by and between Registrant and Forte Automation Systems, Inc.
10.23	†**	Amended and Restated International Distributor Agreement effective as of April 1, 2004 by and between Registrant and President Medical Technologies Co., Ltd. Inc.
10.24	†**	Commission Agreement effective as of August 10, 2006 by and between Registrant and President Medical Technologies Co., Ltd. Inc.
10.25	†**	Assignment Agreement effective as of December 29, 2004 by and between President Medical Technologies Co., Ltd. Inc. and Cowealth Medical Science & Biotechnology Incorporated.
10.26	†**	International Distributor Agreement dated January 21, 2004 by and between Registrant and Chiyoda Technol Corporation.
10.27	**	Form of Training Center Agreement.
10.28	**	Form of International Distributor Agreement.
10.29	**	Form of Sales Agent Agreement.
10.30	**	Form of CyberKnife G4 Purchase Agreement.
10.31	**	Form of Diamond Elite Service Agreement.
10.32	**	Form of Emerald Elite Service Agreement.
10.33	**	Form of Emerald Basic Service Agreement.
10.34	**	Form of International Ruby Elite Service Agreement.
10.35	**	Form of International Diamond Elite Service Agreement.

10.36	**	Form of International Emerald Elite Service Agreement.
10.37	**	Form of Platinum Elite Service Agreement.
10.38	**	Form of Silver Elite Service Agreement.
10.39	**	Form of International Platinum Elite Service Agreement.
10.40	**	Form of International Gold Elite Service Agreement.
10.41	**	Form of International Silver Elite Service Agreement.
10.42	**	Form of CyberKnife G4 Shared Ownership Agreement.
10.43	**	Form of CyberKnife G4 Placement Agreement.
10.44	**	Separation Agreement and Release effective as of April 14, 2006 by and between Registrant and John W. Allison, Ph.D.
10.45	†**	Asset Purchase Agreement effective as of December 12, 2004 by and between the Registrant and American Science and Engineering, Inc.
10.46	†**	Exclusive Manufacturing Agreement effective as of November 29, 2006 by and between the Registrant and Forte Automation Systems, Inc.
10.47	†**	Letter Agreement dated May 20, 2003 by and between the Registrant and Meditec Corporation.
10.48	†**	CyberKnife Transfer Agreement effective as of March 6, 2006 by and between the Registrant, Marubeni Corporation and Meditec Corporation.
10.49		Patent and Trademark License Agreement effective as of November 29, 2006 by and between the Registrant and Forte Automation Systems, Inc.
16.1	**	Letter from PricewaterhouseCoopers LLP.
21.1	**	List of subsidiaries.
23.1		Consent of Latham & Watkins LLP (included in Exhibit 5.1).
23.2	**	Consent of Grant Thornton LLP, independent registered public accounting firm.
23.3	**	Consent of Cogent Valuation.
23.4		Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.2).
24.1	**	Power of Attorney.

*
To be filed by amendment. All other exhibits are filed herewith.

**
Previously filed.

†
Portions of the exhibit have been omitted pursuant to a request for confidential treatment. The omitted information has been filed seperately with the Securities and Exchange Commission.

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Explanatory Note
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statements
  Item 17. Undertakings
SIGNATURES
EXHIBIT INDEX